Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

ANNOUNCES RECORD ANNUAL EARNINGS

February 28, 2007 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that its 2006 earnings were $1.37 per share, bettering its previous all time annual earnings per share record by approximately 163% (all financial data in the text portion of this release are before discontinued operations). The $0.33 per share recorded in the fourth quarter of 2006 compares with $0.15 per share in the fourth quarter of 2005. All financial data in this release are reported in U.S. dollars, and all per share amounts are fully diluted.

Consolidated revenues for the quarter ended December 31, 2006 were $209,743,000 versus the $144,361,000 reported in the fourth quarter of 2005. Total gross profit was $64,327,000 (30.7% gross profit margin) in the fourth quarter of 2006 versus $36,125,000 (25.0% gross profit margin) in the fourth quarter of 2005. Income before discontinued operations was $24,432,000 in the fourth quarter of 2006 versus $10,957,000 in the comparable period of 2005. Net income, including discontinued operations, was $23,706,000 in 2006’s fourth quarter versus $11,181,000 in 2005’s fourth quarter.

Consolidated results per share from continuing operations for the fourth quarter of 2006 were earnings of $0.33 with 74,950,000 weighted average diluted common shares outstanding versus $0.15 with 72,798,000 weighted average diluted common shares outstanding in the fourth quarter of 2005. Per share results reflect historic stock splits.

Divisional pretax earnings from continuing operations in the fourth quarter of 2006 versus the fourth quarter of 2005 were: Fluids – $13,445,000 in 4Q 2006 versus $10,115,000 in 4Q 2005; Well Abandonment & Decommissioning (WA&D) – $24,757,000 in 4Q 2006 versus $7,134,000 in 4Q 2005; and, Production Enhancement – $10,782,000 in 4Q 2006 versus $6,810,000 in 4Q 2005. A further breakdown of the WA&D Division can be found in an accompanying financial table in this press release.

Financial data for the full year 2006, comparable data for 2005 and data relating to net income, as well as discontinued operations, are available in the accompanying financial table in this press release.

Geoffrey M. Hertel, President and Chief Executive Officer, stated, “All of our divisions contributed to the record year in 2006. Much of this improvement was created through investments made in 2004 and 2005. This is in keeping with our philosophy of “building toward the future.” A portion of each year’s capital expenditures are for projects that will not mature until later years. This gives TETRA the ability to partially structure future growth.

“TETRA experiences significant seasonality in some of its business areas, particularly in Well Abandonment and Decommissioning Services (WA&D Services). This seasonality leaves us with much higher activity and profits in the second and third quarters of the year (versus the first and fourth quarters). This pattern was reflected in 2006 earnings and should again be the case in 2007, especially as WA&D Services continues to grow. As we indicated in our January 3, 2007 press release, fourth quarter 2006 earnings would have been higher, if not for three factors: (1) none of our three modified Dive Support Vessels were available for work in the fourth quarter; (2) we continued to work on a downed Maritech platform through December (deferring a portion of WA&D Services profits until insurance payment is made in 2007); and, (3) we incurred substantial costs “waiting on weather” on certain turn-key platform decommissioning contracts (this work was essentially completed in December). Additionally, we continued to invest in scarce infrastructure (primarily people and vessels) that won’t go to work until late in the first quarter of 2007. The combination of these factors moderated fourth quarter earnings growth.

“Looking forward, TETRA has forecast 2007 earnings guidance of $1.80 – $2.15 per share (an increase of 31% – 57% above 2006 levels). This growth is forecast in spite of a reduction in potential Maritech earnings of just under $20 million due to lower anticipated commodity prices, and in spite of a similar order of magnitude drop in potential Fluids earnings due to higher near-term inventory costs during the transition to the new Chemtura agreements (see the January 3, 2007 press release for more details).

“As has been the case for many years, a significant portion of our estimated 2007 growth reflects investments made in prior years. This particularly reflects expansion in WA&D Services (new equipment, the EPIC Diving acquisition, new service offerings, additional engineering resources and more crews), Maritech (further exploitation activities), Compressco (geographic expansion domestically and new international business), and Testing (the Beacon acquisition and new international contracts). Similarly, we believe that certain expenditures in 2007 will create a platform for continuing growth in 2008 and beyond. Significant 2007 expenditures that are expected to benefit the future are: Fluids – the Arkansas CBF plant, and domestic onshore and international expansion; Compressco – an increase in its fleet under lease; Testing – equipment expansion for new and anticipated international contracts; and, Maritech’s further development of properties. Even after funding these growth initiatives, TETRA should generate substantial free cash in 2007, in the absence of any currently unplanned acquisitions. To be able to achieve record earnings and still build for the future is our continuing goal, which we strive to attain every year.

“A number of recent events bode well for 2007. In WA&D Services, we have secured additional sub-sea work for 2007. We continue to work toward signing additional contracts that would generate revenues as early as the second quarter of 2007. All three of the EPIC Dive Support Vessels (DSVs) that were being modified late in 2006 through early 2007 are now available for work. These DSVs have recently begun to generate revenues and should be more fully utilized in our second quarter, as a number of jobs are expected to commence. Also, our Coast Guard inspection and associated modifications of the Arapaho heavy-lift vessel were completed within the last week. The Arapaho should again be generating profits this week. It had been scheduled to be out of service through January and most of February.

“On February 22, 2007, Maritech hedged 20,000 MMBtu/D (approximately two-thirds of the remainder of 2007’s average production) of natural gas production at $8.13/MMBtu. This hedge encompasses March through December of 2007. While the hedge price is significantly less than hedged prices in 2006, it is above the budgeted levels previously reported. We also have 3,000 B/D (a little less than half of our anticipated oil production) hedged for 2007 at an average price of $68.41/barrel. We prefer to eliminate portions of the commodity risks associated with our Maritech production whenever possible. In addition to generating anticipated cash flow in excess of capital expenditures for 2007, Maritech and its working interest partners are expected to generate approximately $50 million of well abandonment and decommissioning work for WA&D Services in 2007.

“Maritech serves three distinct functions within TETRA: it generates positive cash flow (above its internal needs) for reinvestment into our oil service businesses; it helps baseload our WA&D Services business unit; and, it adds to our growing profits. Maritech has been able to improve both its cash flow and earnings, in part, by finding and efficiently extracting additional oil and gas from mature properties. Once again in 2006, Maritech was able to grow. At the beginning of 2006, Maritech had approximately 90 BCFE (billion cubic feet equivalent – oil barrels converted to natural gas MCFs at one barrel to six MCFs) of proven reserves. During 2006, Maritech produced almost 16 BCFE of these reserves. Without purchasing any meaningful amount of reserves in 2006, Maritech finished the year with approximately 93 BCFE of proven reserves. This ability to generate incremental reserves out of older, mature properties is the primary reason that we are projecting improving profits for Maritech in 2007, even while it experiences a $20 million profit reduction caused by lower commodity prices. Maritech’s production was about 44 MMCFE/D in 2006. Currently, Maritech’s production is about 58 MMCFE/D. Our expectation is for 2007 average production to be between 66 – 73 MMCFE/D.

“As we progress through the year, we expect to see some sequential improvement in our Fluids profits, as higher cost inventories begin to be blended with lower cost product manufactured from raw materials obtained under our Chemtura agreements (however, 2007 annual earnings are projected to be lower than 2006 earnings, for this Division). Most of the Chemtura benefits should be reflected in earnings in 2008 and 2009. Also, our Production Enhancement Division profits should improve throughout 2007 as new international testing revenues (second quarter) and an increasing Compressco lease fleet, generate incremental revenues.

“While we do not give specific earnings guidance for individual quarters, due to the earnings volatility of our businesses, we need to emphasize the seasonal profit swings created by some of our business units (particularly WA&D Services). We expect roughly 16% of our 2007 earnings to occur in the first quarter, 29% in the second quarter, 29% in the third quarter and 26% in the fourth quarter. These numbers should only be used as directional estimates. The impressive potential increase over our estimated first quarter profits reflects: the seasonality of WA&D Services; recent hedges and increasing production from Maritech; the gradual decrease in brominated product costs in Fluids; new international business in Testing; and, a growing lease fleet in Compressco,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(In Thousands, Except Per Share Amounts)
Revenues
Fluids Division	$63,434	$61,216	$244,549	$221,368
WA&D Division
WA&D Services	96,704	40,689	298,185	141,947
Maritech	49,769	20,667	167,808	65,152
Intersegment eliminations	(39,200)	(4,921)	(73,859)	(6,031)
WA&D Division total	107,273	56,435	392,134	201,068
Production Enhancement Division	39,272	26,861	148,922	103,190
Eliminations and other	(236)	(151)	(737)	(291)
Total revenues	209,743	144,361	784,868	525,335

Gross profit
Fluids Division	20,534	14,562	85,712	51,551
WA&D Division
WA&D Services	17,630	8,268	64,088	32,468
Maritech	15,002	3,383	59,527	8,060
Intersegment eliminations	(3,153)	14	(7,865)	(34)
WA&D Division total	29,479	11,665	115,750	40,494
Production Enhancement Division	14,654	10,194	58,710	38,295
Eliminations and other	(340)	(296)	(1,171)	(961)
Total gross profit	64,327	36,125	259,001	129,379

General and administrative expense	24,310	18,910	93,692	70,999
Operating income	40,017	17,215	165,309	58,380

Interest expense, net	4,072	1,658	13,293	5,980
Other expense (income)	(1,038)	(576)	(4,883)	(3,659)
** Income before taxes and discontinued operations (A)	36,983	16,133	156,899	56,059

Provision for income taxes	12,551	5,176	54,209	18,770
Income before discontinued operations	24,432	10,957	102,690	37,289

Discontinued operations:
Income (loss) from discontinued operations, net of taxes (A)	(726)	224	(812)	773

Net income	$23,706	$11,181	$101,878	$38,062

** Income before taxes and discontinued operations
Fluids Division	13,445	10,115	60,939	33,805
WA&D Division
WA&D Services	13,947	5,473	51,007	21,370
Maritech	13,963	1,647	55,105	4,871
Intersegment eliminations	(3,153)	14	(7,865)	(34)
WA&D Division total	24,757	7,134	98,247	26,207
Production Enhancement Division	10,782	6,810	43,671	26,161
Corporate overhead (includes interest)	(12,001)	(7,926)	(45,958)	(30,114)
Total	36,983	16,133	156,899	56,059

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations	$0.34	$0.16	$1.43	$0.54
Income (loss) from discontinued operations	(0.01)	0.00	(0.01)	0.01
Net income	$0.33	$0.16	$1.42	$0.55

Weighted average shares outstanding	71,848	69,538	71,631	68,588

Diluted per share information:
Income before discontinued operations	$0.33	$0.15	$1.37	$0.52
Income (loss) from discontinued operations	(0.01)	0.00	(0.01)	0.01
Net income	$0.32	$0.15	$1.36	$0.53

Weighted average shares outstanding	74,950	72,798	74,824	72,137

Depreciation, depletion and amortization (B)	$26,035	$14,335	$84,161	$46,713

(A) Information presented for each period reflects TETRA’s Venezuelan fluids and testing operations and Norwegian process service operations as discontinued operations.

(B) DD&A information includes dry hole costs and loss from impairment of oil and gas property.

Balance Sheet	December 31, 2006	December 31, 2005
	(In Thousands)
Cash	$6,117	$2,151
Accounts receivable, net	243,352	144,005
Inventories	118,837	75,700
Other current assets	39,791	29,841
PP&E, net	508,149	350,174
Other assets	169,944	124,979
Total assets	$1,086,190	$726,850

Current liabilities	$161,758	$134,863
Long-term debt	336,381	157,270
Other long-term liabilities	167,671	150,570
Equity	420,380	284,147
Total liabilities and equity	$1,086,190	$726,850

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

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